Press Release

Zenex International, Inc. (ZENX.OB)
14220 South Meridian Avenue
Oklahoma City, OK 73173
Contact: Ron Carte, Chairman, CEO
roncarte@aduddell.com

FOR IMMEDIATE RELEASE
January 5, 2006

          Zenex International Announces the Appointment of Reggie Cook
                           As Chief Financial Officer

Zenex International, Inc. (OTCBB: ZENX.OB) today announced the appointment of Reggie B. Cook to the position of Chief Financial Officer. In his new position, Mr. Cook will be responsible for the Company's finance, accounting and treasury functions.

Commenting on the appointment, Ron Carte, Chairman and Chief Executive Officer, said, "We are very pleased that Reggie has joined Zenex International in this key position. Reggie has more than 20 years of senior financial management experience in large and small cap publicly traded companies. Reggie's financial, regulatory, acquisition and business planning experience will enable him to provide us with a strong financial foundation to support our long-term growth plans."

Prior to joining Zenex International, Mr. Cook worked for five years at AMS Health Sciences, Inc, where he was Chief Financial Officer. During his tenure at AMS Health Sciences, a distributor of natural nutritional supplements and weight management products across the U.S. and Canada, Mr. Cook negotiated and directed strategic acquisitions, implemented policies, procedures and supporting documentation to comply with Sarbanes-Oxley provisions

Previously, Mr. Cook served as Executive Vice President of Sequoyah Fuels Corporation, where he controlled and directed the planning and implementation of a seven year shut down effort. Mr. Cook acted as Chief Spokesperson to all media, press and public on behalf of Sequoyah. From 1989 to 1991, Mr. Cook was Vice President and Controller of Sequoyah, with oversight of human resources, accounting, inventory, purchasing and health & safety functions.

Mr. Cook also served for 15 years at Kerr McGee Corporation, an energy and inorganic chemical holding company, in a variety of managerial positions, including accounting, sales & contracts and others.

Mr. Cook received his MBA and undergraduate degrees from Oklahoma University.



About Zenex International

Zenex International, Inc. (OTCBB: ZENX.OB) is the holding company of Aduddell Roofing, www.aduddell.com, one of the leaders in the commercial roofing industry nationwide. Through Aduddell Roofing and other subsidiaries, Zenex International offers Fortune 500 companies and large governmental agencies a broad range of roofing services, including re-roofing, restoration and repair, new roof construction, sheet metal fabrication, and waterproofing. In addition to work on large projects and high security roofing matters, the company has a nationally recognized track record for handling disaster recovery and emergency projects efficiently and cost effectively. More information about Zenex International can be found at www.zenex.net

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: -- This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.